UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2013

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt
125284 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 14, 2013, CTC Media Inc.’s subsidiaries CTC Network (“CTC”) and Domashny Network (“Domashny”) entered into definitive agreements on identical terms with the Russian Television and Radio Network (“RTRS”), a Russian state entity, for the provision by RTRS of digital communication services to CTC and Domashny (the “Agreements”).

Under the terms of the Agreements, RTRS will provide to CTC and Domashny all services required for the channels to broadcast their signals in digital format throughout Russia to approximately 141.6 million viewers by 2015. The specific services, coverage and equipment to be provided by RTRS will be agreed by the parties on an annual basis pursuant to a roll-out plan forming a part of the principal agreement between the parties. The Agreements terminate on March 31, 2023. The Agreements may be terminated by either party upon written notification sent to the other party not later than 6 months prior to the proposed termination date.

In 2013, the amount payable to RTRS under the Agreements by each of the CTC and Domashny channels is RUR 107,803,670, or approximately $3.6 million (including VAT at 18%). The amount payable includes costs to be reimbursed to RTRS for a satellite transponder capacity lease.

Fees payable to RTRS for 2014 and beyond will be calculated on an annual basis according to rates that RTRS will set by October 1st of the prior year and will be impacted by the multiplex infrastructure roll-out. These rates will not change more than once yearly and any annual increases in such rates will be in line with the increases in rates set by the Russian Federal Tariff Service for similar types of services.

Governmental authorities have indicated that each channel participating in the second digital multiplex will be expected to pay up to $26 million (excluding VAT at 18%) annually in transmission fees once the second multiplex is fully introduced.  During the transition period until 2015, these transmission fees are expected to be lower and are to be paid by way of stage payments as the rollout progresses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: March 19, 2013	By:	/s/ Nikolay Surikov
Name: Nikolay Surikov
Title: Chief Financial Officer